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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 7)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
May 31, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,430,925 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,430,925 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,430,925 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	22.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,430,925 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,430,925 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,430,925 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	22.7%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,333,600 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,333,600 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,333,600 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 3,025,800 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 3,025,800 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 3,025,800 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,430,925	22.7%
RS Investment Mgmt, L.P.		5,430,925	22.7%
RS Growth Group LLC			1,333,600	 5.6%
RS Diversified Growth Fund		3,025,800	12.6%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,934,512 shares of Common Stock of the Issuer outstanding as of May 10, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,430,925 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,430,925 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,333,600 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 3,025,800 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		      DATE          SHARES     NET TRADE  TYPE

RS acct           04/02/2002        8400       52576    open mkt purch
RS acct           04/02/2002        2700       16900    open mkt purch
RS acct           04/03/2002         800        4904    open mkt purch
RS acct           04/03/2002         300        1839    open mkt purch
Internet Age      04/10/2002        7500       47625    open mkt sale
Internet Age      04/10/2002       40000      254000    open mkt sale
Internet Age      04/10/2002        2500       15875    open mkt sale
Info Age          04/10/2002       50000      317500    open mkt purch
RS acct           04/11/2002        1000        6240    open mkt purch
Sub-advised acct  04/12/2002        1200        7441    open mkt purch
RS acct           04/12/2002         900        5581    open mkt purch
RS acct           04/12/2002         100         620    open mkt purch
Sub-advised acct  04/15/2002       11000       67153    open mkt purch
RS acct           04/15/2002        8100       49449    open mkt purch
RS acct           04/15/2002         900        5494    open mkt purch
Sub-advised acct  04/16/2002        3900       24823    open mkt purch
Sub-advised acct  04/16/2002        1400        8911    open mkt purch
Sub-advised acct  04/18/2002        1100        7920    open mkt sale
Sub-advised acct  04/18/2002         600        4320    open mkt sale
Sub-advised acct  04/18/2002         100         720    open mkt sale
Sub-advised acct  04/18/2002         300        2160    open mkt sale
Sub-advised acct  04/18/2002         300        2160    open mkt sale
Sub-advised acct  04/18/2002         600        4320    open mkt sale
DGF               04/18/2002        6700       48239    open mkt sale
Sub-advised acct  04/18/2002         500        3600    open mkt sale
Sub-advised acct  04/18/2002        1800       12960    open mkt sale
RS acct           04/18/2002        1900       13680    open mkt sale
RS acct           04/18/2002        1200        8640    open mkt sale
RS acct           04/18/2002        2400       17279    open mkt sale
Sub-advised acct  04/18/2002         600        3882    open mkt purch
Sub-advised acct  04/18/2002        1700       12240    open mkt purch
Sub-advised acct  04/18/2002         200        1294    open mkt purch
Sub-advised acct  04/26/2002       16500      101734    open mkt purch
Sub-advised acct  04/26/2002        5500       33911    open mkt purch
Sub-advised acct  04/29/2002        2900       17727    open mkt purch
Sub-advised acct  04/29/2002         300        1834    open mkt purch
Sep acct          04/29/2002        1400        8558    open mkt purch
DGF               04/29/2002        2100       12837    open mkt purch
RS acct           04/29/2002        3300       20172    open mkt purch
Sub-advised acct  04/30/2002        1600        9488    open mkt purch
Sub-advised acct  04/30/2002         100         593    open mkt purch
Sep acct          04/30/2002         800        4744    open mkt purch
DGF               04/30/2002        1200        7116    open mkt purch
RS acct           04/30/2002        2000       11860    open mkt purch
Sub-advised acct  05/02/2002         300        1729    open mkt purch
Sep acct          05/02/2002         200        1153    open mkt purch
DGF               05/02/2002         200        1153    open mkt purch
RS acct           05/02/2002         300        1729    open mkt purch
Sub-advised acct  05/03/2002        3000       15999    open mkt purch
Sub-advised acct  05/03/2002        1900       10133    open mkt purch
Sep acct          05/03/2002        2300       12266    open mkt purch
Sub-advised acct  05/03/2002        1600        8533    open mkt purch
DGF               05/03/2002         600        3200    open mkt purch
RS acct           05/03/2002         800        4266    open mkt purch
Sub-advised acct  05/06/2002       14700       76440    open mkt purch
Sub-advised acct  05/06/2002        4300       22360    open mkt purch
Sep acct          05/06/2002       13700       71240    open mkt purch
Sub-advised acct  05/06/2002        9400       48880    open mkt purch
DGF               05/06/2002       34700      180440    open mkt purch
RS acct           05/06/2002        5500       28600    open mkt purch
RS acct           05/06/2002        2200       11440    open mkt purch
RS acct           05/06/2002        6900       35880    open mkt purch
RS acct           05/06/2002        1000        5200    open mkt purch
Sub-advised acct  05/07/2002         500        2510    open mkt purch
DGF               05/07/2002         400        2008    open mkt purch
RS acct           05/07/2002         300        1506    open mkt purch
RS acct           05/07/2002         100         502    open mkt purch
Sub-advised acct  05/08/2002        3600       19194    open mkt purch
DGF               05/08/2002        3000       15995    open mkt purch
RS acct           05/08/2002        1800        9597    open mkt purch
RS acct           05/08/2002         700        3732    open mkt purch
Sub-advised acct  05/09/2002        1900       10304    open mkt purch
DGF               05/09/2002        1700        9219    open mkt purch
RS acct           05/09/2002        1000        5423    open mkt purch
RS acct           05/09/2002         400        2169    open mkt purch
Sub-advised acct  05/13/2002         900        4576    open mkt purch
Sub-advised acct  05/13/2002       20500      105165    open mkt purch
DGF               05/13/2002         500        2542    open mkt purch
DGF               05/13/2002       13700       70281    open mkt purch
RS acct           05/13/2002         800        4104    open mkt purch
Sub-advised acct  05/16/2002         100         507    open mkt purch
Sub-advised acct  05/17/2002       10000       51900    open mkt purch
Sub-advised acct  05/17/2002        5000       25950    open mkt purch
DGF               05/17/2002       15000       77850    open mkt purch
Sub-advised acct  05/20/2002         400        2072    open mkt purch
Sub-advised acct  05/20/2002        1100        5699    open mkt purch
DGF               05/20/2002        4000       20724    open mkt purch
Sub-advised acct  05/21/2002        7800       39390    open mkt purch
Sep acct          05/21/2002        2300       11615    open mkt purch
Sub-advised acct  05/21/2002        4200       21210    open mkt purch
DGF               05/21/2002       20600      104030    open mkt purch
RS acct           05/21/2002         100         505    open mkt purch
Sub-advised acct  05/23/2002        4000       20215    open mkt purch
Sep acct          05/23/2002         800        4043    open mkt purch
Sub-advised acct  05/23/2002        7100       35882    open mkt purch
Sub-advised acct  05/23/2002        1500        7581    open mkt purch
DGF               05/23/2002       19600       99054    open mkt purch
Sub-advised acct  05/24/2002        1700        8613    open mkt purch
Sep acct          05/24/2002         300        1520    open mkt purch
Sub-advised acct  05/24/2002        2900       14692    open mkt purch
Sub-advised acct  05/24/2002         600        3040    open mkt purch
DGF               05/24/2002        8000       40530    open mkt purch
Sub-advised acct  05/29/2002        3500       17115    open mkt purch
Sub-advised acct  05/29/2002        2200       11117    open mkt purch
Sub-advised acct  05/29/2002        1700        8591    open mkt purch
Sub-advised acct  05/29/2002        2600       12714    open mkt purch
DGF               05/29/2002       34500      168705    open mkt purch
DGF               05/29/2002       22100      111678    open mkt purch
RS acct           05/29/2002        1600        7824    open mkt purch
RS acct           05/29/2002        1000        5053    open mkt purch
RS acct           05/29/2002        1700        8313    open mkt purch
RS acct           05/29/2002        1100        5559    open mkt purch
Sub-advised acct  05/30/2002        2300       11624    open mkt purch
Sub-advised acct  05/30/2002        1700        8592    open mkt purch
DGF               05/30/2002       23800      120283    open mkt purch
RS acct           05/30/2002        1000        5054    open mkt purch
RS acct           05/30/2002        1200        6065    open mkt purch
Sub-advised acct  05/31/2002        2000        9966    open mkt purch
Sub-advised acct  05/31/2002        1500        7475    open mkt purch
DGF               05/31/2002       19600       97671    open mkt purch
RS acct           05/31/2002         900        4485    open mkt purch
RS acct           05/31/2002        1000        4983    open mkt purch

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	June 3, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	June 3, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer